                                                                      EXHIBIT 12

                    CASE CREDIT CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN MILLIONS)

                                                                    NINE MONTHS
                                                                       ENDED
                                                                     SEPTEMBER
                                                                        30,
                                                                    -----------
                                                                    1998  1997
                                                                    ----- -----
Net Income......................................................... $  62 $  62
Add:
  Interest expense.................................................   103    72
  Amortization of capitalized debt expense.........................     1     1
  Portion of rentals representative of interest factor.............   --    --
  Income tax expense and other taxes on income.....................    34    29
  Fixed charges of unconsolidated subsidiaries.....................   --    --
                                                                    ----- -----
    Earnings as defined............................................ $ 200 $ 164
                                                                    ===== =====
Interest expense................................................... $ 103 $  72
Amortization of capitalized debt expense...........................     1     1
Portion of rentals representative of interest factor...............   --    --
Fixed charges of unconsolidated subsidiaries.......................   --    --
                                                                    ----- -----
    Fixed charges as defined....................................... $ 104 $  73
                                                                    ===== =====
Ratio of earnings to fixed charges................................. 1.92x 2.25x
                                                                    ===== =====

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